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                                                                     Exhibit 21





                     SUBSIDIARIES OF ARGO-TECH GROUP, INC.




Argo-Tech Corporation, a Delaware corporation

Argo-Tech Corporation (Aftermarket), a Delaware corporation

Argo-Tech Corporation (HBP), a Delaware corporation

Argo-Tech Corporation (OEM), a Delaware corporation

J.C. Carter Company, Inc., a California corporation